Exhibit 5.1
September 23, 2021
Remitly Global, Inc.
1111 Third Avenue, Suite 2100
Seattle, WA 98101
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Remitly Global, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about September 23, 2021 in connection with the registration under the Securities Act of 1933, as amended (“Securities Act”), of an aggregate of 55,214,199 shares (the “Shares”) of the Common Stock of the Company, par value $0.0001 (the “Common Stock”), subject to issuance by the Company (a) upon the exercise or settlement of awards to be granted under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), (b) pursuant to purchase rights to acquire shares of Common Stock to be granted under the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), and (c) upon the exercise or settlement of awards granted under the Company’s 2011 Equity Incentive Plan, as amended (the “2011 Plan”). The 2021 Plan, 2021 ESPP and 2011 Plan are each individually referred to herein as a “Plan” and collectively as the “Plans.”
In connection with our opinion expressed below, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies of the Registration Statement, the Plans, the Company’s certificate of incorporation, as amended and the Company’s bylaws, the forms of the Company’s Amended and Restated Certificate of Incorporation and Restated Bylaws, each of which is to be in effect immediately prior to the closing of the Company’s initial public offering, in the forms filed as Exhibits 3.3 and 3.4, respectively, to the Company’s registration statement on Form S-1 (No. 333-259167), certain corporate proceedings of the Company’s board of directors and stockholders related to the foregoing, and such other agreements, documents, certificates and statements as we have deemed advisable, and have examined such questions of law as we have considered necessary. In giving our opinion, we have also relied upon a management certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations by the Company, including without limitation representations that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.
In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on documents reviewed by us, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same (other than the Company), the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us. We have also assumed that any certificates or instruments representing the Shares, when issued, will be executed by the Company and by officers of the Company duly authorized to do so.

Remitly Global, Inc.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law. We express no opinion with respect to the securities or “blue sky” laws of any state.
Based upon, and subject to, the foregoing, it is our opinion that when (a) the 29,052,736 shares of Common Stock that may be issued and sold by the Company (i) upon the exercise or settlement of awards to be granted under the 2021 Plan, and (ii) pursuant to purchase rights to acquire shares of Common Stock to be granted under the 2021 ESPP, and (b) the 26,161,463 shares of Common Stock that are subject to issuance by the Company upon the exercise or settlement of awards granted under the 2011 Plan have been issued and sold by the Company against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per Share) in accordance with the terms (including without limitation payment and authorization provisions) of the applicable Plan, and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares will be validly issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectuses constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP